UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	August 19, 2020

ENDRA Life Sciences Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37969	26-0579295
(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

3600 Green Court, Suite 350 Ann Arbor, MI	48105
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(734) 335-0468

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	NDRA	The Nasdaq Stock Market LLC
Warrants, each to purchase one shares of Common Stock	NDRAW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01
Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On August 19, 2020, ENDRA Life Sciences Inc. (the “Company”) received a notification letter (the “Notification Letter”) from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that the Company’s stockholders’ equity fell below $2.5 million, which does not meet the requirement for continued listing on Nasdaq, as required by Nasdaq Listing Rule 5550(b)(1), and the Company does not meet the alternatives of market value of listed securities or net income from continuing operations under Nasdaq Listing Rule 5550(b).

The Notification Letter provides that the Company has 45 days to submit a plan to Nasdaq to regain compliance with Nasdaq Listing Rule 5550(b). If Nasdaq accepts the Company’s plan, the Company will have up to 180 days, or until February 15, 2021, to regain compliance with Nasdaq Listing Rule 5550(b). In order to regain compliance with Nasdaq Listing Rule 5550(b), the Company must maintain a minimum stockholders’ equity of $2.5 million, a minimum market value of listed securities of $35 million or net income from continuing operations of $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years. If the Company does not regain compliance with Rule 5550(b)(1) by satisfying the minimum stockholders’ equity requirement of $2.5 million or one of the other requirements of Rule 5550(b) by February 15, 2021, then Nasdaq will provide written notification to the Company that its securities will be subject to delisting from The Nasdaq Capital Market. At that time, the Company will be permitted to appeal Nasdaq’s determination to a Listing Qualifications Panel, but there can be no assurance Nasdaq would grant the Company’s request for continued listing.

The Company intends to continue actively monitoring its stockholders’ equity and alternative listing requirements between now and February 15, 2021 and will consider available options to resolve the deficiency and regain compliance with Nasdaq Listing Rule 5550(b).

Item 5.07
Submission of Matters to a Vote of Security Holders.

On August 3, 2020, the Company filed with the Securities and Exchange Commission a Definitive Schedule 14A Consent Solicitation Statement (the “Consent Solicitation”). The Consent Solicitation solicited written consents of the Company’s stockholders approving the potential issuance of an aggregate number of shares of the Company’s common stock upon the exercise of certain warrants at reduced exercise prices greater than 19.99% of the number of shares outstanding prior to any such issuance, in compliance with Nasdaq Listing Rule 5635(d).A majority of the total votes cast on the proposal described in the Consent Solicitation (the “Proposal”) were required for such proposal to be approved under Nasdaq Listing Rule 5635(d). The deadline to consent was initially 5:00 p.m. Eastern Time on August 13, 2020, subject to early termination or extension at the Company’s discretion. On August 10, 2020, the Company extended the deadline to 5:00 p.m. Eastern Time on August 20, 2020 (the “Final Deadline”) to allow more opportunity for stockholders to submit consents with respect to the Proposal.

A total of 4,876,364 votes were received as of the Final Deadline. 4,405,646 votes were submitted to approve the Proposal, 447,045 votes were submitted against the Proposal and 23,673 votes were submitted to abstain from the Proposal. Based on the votes received as of the Final Deadline, the Company’s stockholders approved the Proposal.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENDRA Life Sciences Inc.
August 21, 2020
	By:	/s/ Francois Michelon
	Name:	Francois Michelon
	Title:	President and Chief Executive Officer